Exhibit 10.1
LANTRONIX, INC.

TERMINATION OF AGREEMENT

This Termination of Agreement (the “Termination Agreement”) is made by and between Lantronix, Inc. (the “Company”), Bernhard Bruscha and TL Investment GmbH (together with any affiliate thereof, “TLI”) (collectively referred to as the “Parties”).

WHEREAS, TLI and Company entered into an Agreement (the “Settlement Agreement”) dated as of November 29, 2010;

WHEREAS, the Company and TLI desire to terminate the Settlement Agreement in its entirety;

WHEREAS, as a pre-requisite to entering into this Termination Agreement the Parties agree that Bernhard Bruscha shall recuse himself from certain matters as a member of the Company’s Board of Directors as provided in Section 2 below;

WHEREAS, the Board of Directors has determined to hold the 2011 Annual Meeting of Shareholders (“2011 Meeting”) on November 16, 2011, and to reduce the size of the board effective as of the date of the 2011 Meeting, to four directors and has nominated Thomas Wittenschlaeger, Hoshi Printer, John Rehfeld and Bernhard Bruscha for election at the 2011 Meeting; and

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and TLI hereby agree as follows:

1. Effective Date.  This Termination Agreement shall be effective as of August 9, 2011.

2. Director Election. Bernhard Bruscha, in his capacity as a member of the Company’s Board of Directors, agrees to recuse himself from deliberation and voting with regard to the appointment of a fifth director in the event the board determines to expand the size of the board following the 2011 Meeting.  Such agreement by Mr. Bruscha shall terminate on March 15, 2012.

3. Termination of Settlement Agreement.  TLI and Company hereby terminate the Settlement Agreement in its entirety, and no provisions thereof shall survive the termination.

4. Entire Agreement.  This Termination Agreement constitutes the full and complete understanding and agreement between the Parties with regard to the subject matter hereof.  This Termination Agreement may not be amended, waived, discharged or terminated other than by a written instrument signed by the Parties hereto.

5. Standstill.  TLI agrees that until November 16, 2011, it shall not, alone or in conjunction with any third party, without the prior written consent of the Company make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its securities or assets.

6. Governing Law.  This Termination Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

7. Counterparts.  This Termination Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned Parties.

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IN WITNESS WHEREOF, the Parties have executed this Termination Agreement effective as of the 9th day of August 2011.

LANTRONIX, INC.

By:	/s/ Thomas Wittenschlaeger
Thomas Wittenschlaeger
Chairman of the Board

TL INVESTMENT GMBH

By:	/s/ Manfred Rubin-Schwarz
Managing Director

BERNHARD BRUSCHA

/s/ Bernhard Bruscha